EXHIBIT 99.1

Company Contact:
Matt Smith
Director - Investor Relations
217-258-2959
matthew.smith@consolidated.com

Consolidated Communications Holdings Reports Third Quarter 2008 Results

- Pennsylvania integration and synergies exceeding targets -
- IPTV additions over 1,300 in the quarter -
- Connection growth offsets competitive line losses -
- Pennsylvania ILEC access line loss lowest in two years -

Mattoon, IL – November 6, 2008 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) reported results for the third quarter and nine-month period ended September 30, 2008.

Third quarter summary:
•	Revenue was $103.8 million.
•	Net cash provided by operations was $24.5 million.
•	Adjusted EBITDA was $46.2 million, which includes $1.2 million in recovery expenses from Hurricane Ike.
•	Dividend payout ratio was 71.7%, which includes $1.2 million in recovery expenses from Hurricane Ike.

Bob Currey, Consolidated’s president and CEO, said, “Our financial results were in line with our expectations with adjusted EBITDA of $47.4 million and a dividend payout ratio of 66.7%, excluding the $1.2 million in service restoral expenses resulting from Hurricane Ike. We continue to deliver solid growth in our DSL, IPTV, and ILEC VOIP offerings. Our broadband additions grew by an impressive 19% year-over-year.

“We have made great progress in the Pennsylvania market where integration continues to run ahead of schedule and above our synergy forecasts. To date, we have already taken action to achieve an annualized $7.0 million of the first year savings projection. The strong reception to our triple play bundle helped drive the ILEC line losses to the lowest rate in two years and 0.8% loss for the quarter. Our growth in total connections helped offset an increase in the access line loss we experienced due to the recent competitive launches in our Illinois and Texas markets.”

“As previously announced, our Texas markets were hit hardest by Hurricane Ike. However, the storm also moved through the Midwest and our other markets causing severe power outages in Pennsylvania. We prepared for the storm and quickly realigned resources to manage service restoral. We suspended marketing, sales, and installations in order to focus efforts on our existing customers. Even with these challenges, our team still posted a solid quarter and grew total connections. I am extremely proud of our employees’ relentless commitment to our customers through that difficult period,” Currey concluded.

Operating Statistics at September 30, 2008, Compared to September 30, 2007.
•	Total connections were 455,436, an increase of 6,604, or 1.5%.
•	Total local access lines were 270,352, a decrease of 20,168, or 6.9%.
o	Our existing Illinois and Texas operations had a decrease of 16,721, or 7.4%.
o	Our Pennsylvania operations had a decrease of 3,447, or 5.4%.
•	ILEC Broadband connections were 104,583, an increase of 16,580, or 18.8%.
o	DSL subscribers were 89,129, an increase of 12,189, or 15.8%.
o	IPTV subscribers were 15,454, an increase of 4,391, or 39.7%.
•	ILEC VOIP lines were 5,739, an increase of 3,480, or 154.1%.
•	CLEC access line equivalents were 74,762, an increase of 6,712, or 9.9%.

Steve Childers, Consolidated’s Chief Financial Officer, stated, “We are well positioned with respect to current conditions in the capital markets. Our financing is in place as all borrowings under our new credit facility have been executed and we have no debt maturities until December 31, 2014. From a liquidity standpoint, in addition to our current cash position, our $50 million revolver remains undrawn and fully available to us.”

“We continue to build cushion on the payout ratio and are well within all leverage and coverage ratios of the credit facility. Approximately 90% of our term debt is fixed at an effective rate of 6.9% through various cash flow hedges. In addition, in the quarter, we added $790 million in basis swaps that overlay our existing hedge portfolio and are expected to yield approximately $1.5 million in cash interest savings over the life of our current hedging agreements,” Childers concluded.

Cash Available to Pay Dividends
For the third quarter 2008, cash available to pay dividends, or CAPD, was $15.5 million. The third quarter payout ratio was 71.7%. By excluding the $1.2 million expenses related to Hurricane Ike, the payout ratio would have been 66.7% for the quarter as is reflected in the accompanying table. At September 30, 2008, cash and cash equivalents were $12.4 million. The company made capital expenditures of $10.8 million during the third quarter, which included $0.2 million in integration related capital.

Financial Highlights for the Third Quarter Ended September 30, 2008
•
Revenues were $103.8 million, compared to $80.3 million in the third quarter of 2007. Revenues excluding the impact from the North Pittsburgh acquisition were $80.0 million, a decrease of $0.3 million. Increases in Data and Internet revenue associated with our continued growth in DSL, IPTV, and VOIP subscribers were offset by the decreases in Local Calling Service and Network Access.

•
Depreciation and amortization was $22.8 million, compared to $16.4 million in the third quarter of 2007. The $6.4 million increase was attributable to the increased depreciation associated with the fixed assets acquired and the amortization of intangible assets recognized in conjunction with the acquisition of North Pittsburgh.

•	Income from operations was $17.0 million, compared to $14.5 million in the third quarter of 2007.
•
Interest expense, net was $13.6 million, compared to $11.9 million in the same quarter last year. The increase was driven by the incremental debt and terms of the new credit facility associated with the North Pittsburgh acquisition. Also, included in the quarter, was a $2.5 million non-cash benefit related to hedge accounting on the new interest rate basis swaps that were entered into on September 4, 2008.

•
Other income, net was $5.8 million, compared to $1.7 million for same period in 2007. As part of the acquisition of North Pittsburgh, the company acquired interests in three additional cellular partnerships, which accounted for approximately $3.7 million of income during the period.

•
Net income was $5.0 million, compared to $2.3 million in the third quarter of 2007. “Adjusted net income” excludes certain items in the manner described in the table provided in this release. On that basis, “adjusted net income” was $4.7 million for the third quarter ended September 30, 2008, compared to $3.7 million in the third quarter of 2007.

•
Net income per common share was $0.17, compared to $0.09 in the same quarter of 2007. “Adjusted net income per share” excludes certain items in the manner described in the table provided in this release. On that basis, “adjusted net income per share” for the third quarter ended September 30, 2008 was $0.16 compared to $0.14 in the third quarter of 2007. Additionally, third quarter 2008, operating expenses associated with Hurricane Ike, diluted net income per common share by $.02 per share.

•
Adjusted EBITDA was $46.2 million, including the $1.2 million in additional overtime, contractor, and vendor costs related to recover efforts for Hurricane Ike, compared to $33.5 million for the same period in 2007. The increase was primarily driven by the impact of the North Pittsburgh acquisition. Net cash provided from operating activities was $24.5 million, compared to $15.7 million for the third quarter in 2007.

•	The total net debt to last twelve month Adjusted EBITDA coverage ratio improved to 4.5 times to one, and all coverage ratios were in compliance with our credit facility.

Financial Highlights for the Nine Months Ended September 30, 2008
•
Revenues were $315.7 million, compared to $244.2 million for the prior year period. Revenues excluding the impact from the North Pittsburgh acquisition were $243.9 million for the first nine months of 2008. Increases in Data and Internet revenue from DSL, IPTV and VOIP growth were offset by declines in Local Calling Services and Network Access.

•
Net income was $8.9 million, compared to $12.5 million for the same nine months of 2007. This decrease was impacted by both the $9.2 million in pre-tax charges associated with the senior notes redemption in the second quarter of 2008 and the decrease in $1.2 million of recovery expenses from Hurricane Ike.

•
Net income per common share was $0.30, compared to $0.48 in the same period of 2007. “Adjusted net income per share” excludes certain items in the manner described in the table provided in this release. On that basis, “adjusted net income per share” for the nine months ended September 30, 2008 was $0.54, compared to $0.54 for the prior year period. Additionally, operating expenses associated with Hurricane Ike in the third quarter, diluted net income per common share by $.02 per share.

•
Adjusted EBITDA was $143.6 million including the $1.2 million in charges related to Hurricane Ike, compared to $106.7 million for the same period in 2007. The increase was primarily driven by the impact of the North Pittsburgh acquisition.

•	Net cash provided from operating activities was $66.6 million, compared to $52.8 million for the nine month period in 2007.

Financial Guidance
For 2008, the company updated the following full year guidance: Capital expenditures are not expected to exceed $48.0 million, including $2.0 million associated with integration related capital expenditures. The cash interest expense is now expected to be in the range of $65.0 million to $65.5 million and cash income taxes are now expected to be in the range of $13.0 million to $14.0 million.

Dividend Payments
On November 4, 2008, the company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on February 1, 2009 to stockholders of record at the close of business on January 15, 2009.

Conference Call Information
The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss third quarter earnings and developments in the business. The call is being webcast and can be accessed from the “Investor Relations” section of the Company’s website at http://www.consolidated.com. The webcast will also be archived on the Company’s website. If you do not have internet access, the conference call dial-in number is 1-800-642-1783. International parties can access the call by dialing 1-706-679-5600. A telephonic replay of the conference call will also be available starting two hours after completion of the call until November 10, 2008 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and international parties should call 1-706-645-9291 and enter pass code 67295164.

Use of Non-GAAP Financial Measures
This press release, as well as the conference call, includes disclosures regarding “Adjusted EBITDA”, “cash available to pay dividends”, “total net debt to last twelve month Adjusted EBITDA coverage ratio”, “adjusted net income,” and “adjusted net income per share”, all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income (loss) or net income (loss) per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of historical EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how Adjusted EBITDA is calculated for each of the periods presented.

EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on an historical basis. We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents Adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures, (3) cash taxes and (4) stock repurchases.

We present Adjusted EBITDA and cash available to pay dividends for several reasons. Management believes Adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented Adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on Adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. Other information related to the non-GAAP financial measures, specifically “total net debt to last twelve month Adjusted EBITDA coverage ratio”; help put these measures in context. As a result, management believes the presentation of Adjusted EBITDA and cash available to pay dividends, as supplemented by “total net debt to last twelve months Adjusted EBITDA coverage ratio,” provides important additional information to investors. In addition, Adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

These non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.

Because Adjusted EBITDA is a component of the Dividend Payout Ratio and the ratio of total net debt to last twelve month Adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month Adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future and, together with adjusted net income and adjusted net income per share, assist investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated
Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years. With approximately 270,352 ILEC access lines, 74,762 Competitive Local Exchange Carrier (CLEC) access line equivalents, 89,129 DSL subscribers, and 15,454 IPTV subscribers, Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services, and directory publishing. Consolidated Communications is the 13th largest local telephone company in the United States.

Safe Harbor
 Any statements contained in this press release other than statements of historical fact, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as “estimate,” "believe," "anticipate," "expect," “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include our ability to successfully integrate North Pittsburgh’s operations and realize the synergies from the acquisition, as well as a number of other factors related to our business, including various risks to shareholders of not receiving dividends and risks to Consolidated’s ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated’s common stock; the substantial amount of debt and Consolidated’s ability to incur additional debt in the future; Consolidated’s need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated’s possible pursuit of acquisitions; economic conditions in the Consolidated service areas in Illinois, Texas and Pennsylvania; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated’s network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated’s filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated’s filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

- Tables Follow -

Consolidated Communications
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$12,435	$34,341
Accounts receivable, net	46,325	44,001
Prepaid expenses and other current assets	23,523	21,273
Total current assets	82,283	99,615
Property, plant and equipment, net	396,438	411,647
Intangibles, net and other assets	775,359	793,329
Total assets	$1,254,080	$1,304,591

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligation	$906	$1,010
Accounts payable	10,721	17,386
Accrued expenses and other current liabilities	57,584	66,547
Total current liabilities	69,211	84,943

Capital lease obligation less current portion	581	1,636
Long-term debt	880,000	890,000
Other long-term liabilities	170,364	168,324
Total liabilities	1,120,156	1,144,903

Minority interests	4,872	4,322
Stockholders' equity:
Common stock, $0.01 par value	295	294
Paid in capital	279,568	278,175
Accumulated deficit	(142,852)	(117,452)
Accumulated other comprehensive loss	(7,959)	(5,651)
Total stockholders' equity	129,052	155,366
Total liabilities and stockholders' equity	$1,254,080	$1,304,591

Consolidated Communications
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues	$103,824	$80,320	$315,682	$244,244
Operating expenses:
Cost of services and products	37,778	27,698	107,749	79,115
Selling, general and administrative
expenses	26,162	21,800	81,217	66,395
Depreciation and amortization	22,841	16,350	68,062	49,585
Income from operations	17,043	14,472	58,654	49,149
Other income (expense):
Interest expense, net	(13,596)	(11,865)	(47,634)	(34,726)
Loss on extinguishment of debt	-	-	(9,224)	-
Other income, net	5,786	1,746	14,474	4,786
Income before income taxes	9,233	4,353	16,270	19,209
Income tax expense	4,262	2,012	7,410	6,756

Net income	$4,971	2,341	$8,860	$12,453

Diluted net income per common share	$0.17	$0.09	$0.30	$0.48

Consolidated Communications
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
OPERATING ACTIVITIES
Net income	$4,971	$2,341	$8,860	$12,453
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	22,841	16,350	68,062	49,585
Non-cash stock compensation	542	1,236	1,402	2,942
Loss on redemption of senior notes	-	-	9,224	-
Other adjustments, net	(1,248)	(3,576)	(5,592)	461
Changes in operating assets and liabilities, net	(2,640)	(681)	(15,310)	(12,662)
Net cash provided by operating activities	24,466	15,670	66,646	52,779
INVESTING ACTIVITIES
Securities purchased	-	-	-	(10,625)
Proceeds from sale of investments and securities	-	10,625	-	10,625
Capital expenditures	(10,845)	(7,975)	(37,131)	(24,648)
Net cash used for investing activities	(10,845)	2,650	(37,131)	(24,648)
FINANCING ACTIVITIES
Proceeds from issuance of stock	-	-	-	12
Proceeds from issuance of long-term obligations	-	-	120,000	-
Payments made on long-term obligations	(254)	-	(137,087)	-
Payment of deferred financing costs	-	-	(240)	(320)
Purchase and retirement of common stock	-	-	(8)	-
Dividends on common stock	(11,365)	(10,047)	(34,086)	(30,140)
Net cash used in financing activities	(11,619)	(10,047)	(51,421)	(30,448)
Net increase in cash and cash equivalents	2,002	8,273	(21,906)	(2,317)
Cash and cash equivalents at beginning of period	10,433	16,082	34,341	26,672
Cash and cash equivalents at end of period	$12,435	$24,355	$12,435	$24,355

Consolidated Communications
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Telephone Operations
Local calling services	$25,992	$20,536	$79,475	$62,788
Network access services	23,359	17,094	72,465	52,893
Subsidies	13,758	10,055	40,952	32,752
Long distance services	5,815	3,577	18,268	10,788
Data and Internet services	16,530	9,896	46,140	27,630
Other services	8,870	8,898	27,634	26,719
Total Telephone Operations	94,324	70,056	284,934	213,570
Other Operations	9,500	10,264	30,748	30,674
Total operating revenues	$103,824	$80,320	$315,682	$244,244

Consolidated Communications
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Historical EBITDA:
Net cash provided by operating activities	$24,466	$15,670	$66,646	$52,779
Adjustments:
Compensation from restricted share plan	(542)	(1,236)	(1,402)	(2,942)
Loss on redemption of senior notes	-	-	(9,224)	-
Other adjustments, net	1,248	3,576	5,592	(461)
Changes in operating assets and liabilities	2,640	681	15,310	12,662
Interest expense, net	13,596	11,865	47,634	34,726
Income taxes	4,262	2,012	7,410	6,756
Historical EBITDA (1)	45,670	32,568	131,966	103,520

Adjustments to EBITDA (2):
Integration and restructuring (3)	1,052	181	3,155	654
Other, net (4)	(5,931)	(1,997)	(15,024)	(5,027)
Investment distributions (5)	4,862	1,498	12,918	4,651
Non-cash compensation (6)	542	1,236	1,402	2,942
Loss on redemption of senior notes (7)	-	-	9,224	-
Adjusted EBITDA	$46,195	$33,486	$143,641	$106,740

Footnotes for Adjusted EBITDA:

(1)	Historical EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on a historical basis.

(2)	These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.

(3)
Represents certain expenses associated with integrating and restructuring the Texas, Illinois and Pennsylvania businesses For the third quarter of 2008, this is comprised of $0.6 million of integration costs and $0.4 million of severance costs. For the third quarter of 2007, this is comprised of $0.1 million of integration costs and $0.1 million of severance costs.

(4)	Other, net includes the equity earnings from our investments, dividend income and certain other miscellaneous non-operating items.

(5)	For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.

(6)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.

(7)	This includes approximately $6.3 million as a call premium and $2.9 million in write offs of deferredfinancing costs incurred with the redemption of the 9.75% senior notes on April 1, 2008.

Consolidated Communications
Schedule of Adjusted EBITDA Calculation, Excluding Expenses For Hurricane Ike
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Adjusted EBITDA	$46,195	$33,486	$143,641	$106,740
Hurricane Ike related expenses	$1,200	$-	$1,200	$-
Adjusted EBITDA, excluding Hurricane Ike expenses	$47,395	$33,486	$144,841	$106,740

Consolidated Communications
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
Adjusted EBITDA	$46,195	$143,641

- Cash interest expense	(15,894)	(49,414)
- Capital Expenditures	(10,845)	(37,131)
- Cash income taxes	(3,656)	(9,241)
+ Cash interest income	41	329

Cash available to pay dividends	$15,841	$48,184

Quarterly Dividend	$11,365	$34,086
Payout Ratio	71.7%	70.7%

Consolidated Communications
Cash Available to Pay Dividends, Excluding Hurricane Ike Expense
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
Adjusted EBITDA, excluding Hurricane Ike expenses	$47,395	$144,841

- Cash interest expense	(15,894)	(49,414)
- Capital Expenditures	(10,845)	(37,131)
- Cash income taxes	(3,656)	(9,241)
+ Cash interest income	41	329

Cash available to pay dividends	$17,041	$49,384

Quarterly Dividend	$11,365	$34,086
Payout Ratio	66.7%	69.0%

Consolidated Communications
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan	$880,000
Capital leases	1,487
Total debt as of September 30, 2008	$881,487
Less cash on hand	(12,435)
Total net debt as of September 30, 2008	$869,052

Adjusted EBITDA for the last twelve
months ended September 30, 2008 (1)	$191,941

Total Net Debt to last twelve months
Adjusted EBITDA	4.5	x

(1)
Per the new credit facility adjusted EBITDA for the fourth quarter of 2007 was $48,300 and reflects a combined pro forma number for the fourth quarter 2007. Adjusted EBITDA for the fourth quarter 2007 is the sum of $11,264 for the Pennsylvania operations and $37,036 for the Illinois and Texas operations. Adjusted EBITDA reflects actual results for the first nine months of 2008

Consolidated Communications
Adjusted Diluted Net Income and Net Income Per Share
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Reported net income applicable to common stockholders	$4,971	$2,341	$8,860	$12,453
Deferred tax adjustment		-	-	(1,731)
Bond Redemption charge, net of tax		-	5,193	-
Non-cash interest on interest rate hedges, net of tax	(1,389)	-	(1,389)	-
Severance, net of tax	239	23	426	86
Integration and restructuring charges, net of tax	339	77	1,335	280
Non-cash compensation	542	1,236	1,402	2,942
Adjusted income applicable to common stockholders	$4,702	$3,677	$15,827	$14,030

Weighted average number of shares outstanding	29,529,487	26,144,943	29,519,578	26,102,020
Adjusted diluted net income per share	$0.16	$0.14	$0.54	$0.54

Calculations above assume a 45.0 percent effective tax rate for both three month periods ended September 30, 2008 and 2007 and 45.0 percent and 44.0 percent effective tax rate for the nine months ended September 30, 2008 and 2007, respectively.

Consolidated Communications
Key Operating Statistics

	September 30,	June 30,	September 30, (4)
	2008	2008	2007
Local access lines in service
Residential	167,581	174,641	186,890
Business	102,771	102,152	103,630
Total local access lines	270,352	276,793	290,520

Total IPTV subscribers	15,454	14,112	11,063

ILEC DSL subscribers (1)	89,129	86,575	76,940
ILEC Broadband Connections	104,583	100,687	88,003

ILEC VOIP subscribers	5,739	4,088	2,259

CLEC Access Line Equivalents (2)	74,762	73,713	68,050

Total connections	455,436	455,281	448,832

Long distance lines (3)	166,652	167,767	167,002
Dial-up subscribers	5,442	5,687	8,911

IPTV Homes passed	134,925	129,872	107,631

(1)	Includes only ILEC DSL. CLEC DSL is included in CLEC access line equivalents.

(2)
CLEC access line equivalents represent a combination of voice services and data circuits. The calculations represent a conversion of data circuits to an access line basis. Equivalents are calculated by converting data circuits (basic rate interface (BRI), primary rate interface (PRI), DSL, DS-1, DS-3, and Ethernet) and SONET-based (optical) services (OC-3 and OC-48) to the equivalent of an access line.

(3)
Reflects the inclusion of long distance service provided as part of the VOIP offering, but excludes CLEC long distance subscribers. North Pittsburgh included company and toll-free long distance lines in their counts. In order to be consistent with our IL and TX operations, we are excluding these from the lines and have reflected this in all above periods.

(4)	Presented on a pro forma basis to include the aggregate operating statistics of IL, TX and PA as of September 30, 2007, as if the acquisition of North Pittsburgh had occurred prior to that date.